NR08-24	November 17, 2008

ITH’s Multi-Million Ounce Livengood Gold Deposit

Expanded by Step out Drilling

Drill Highlights include:	MK-RC-0064 - 161.5 metres @ 1.31 g/t Gold
MK-RC-0071 - 164.6 metres @ 1.54 g/t Gold
MK-RC-0095 - 48.8 metres @ 1.67 g/t Gold
MK-08-31 - 27.3 metres @ 4.83 g/t Gold

Vancouver, B.C…….International Tower Hill Mines Ltd. (“ITH” or the “Company”) - (TSXV: ITH, NYSE-A: THM, Frankfurt: IW9) is pleased to announce the latest drill results from its 2008 resource expansion program at its bulk tonnage Livengood gold project near Fairbanks, Alaska (see Table 1).  The exemplary results extend the higher grade Core Zone an additional 300 metres to the south of the southernmost holes used in the mid-year resource update announced October 29, 2008.

The new assays, along with early geochemical arsenic ‘gold-pathfinder’ results, indicate the Money Knob Deposit at Livengood is expanding rapidly and remains open.  Many of the recent holes were terminated in mineralization, clearly indicating that the lower sedimentary sequence represents a significant host to mineralization and highlighting the major expansion potential at depth (Figures 1 and 2).  These results will build on and highlight the expansion potential of the recently announced resource base that now exceeds 1.86 M oz indicated and 2.17 M oz inferred (at a 0.5 g/t gold cutoff) (See NR08-22).

The higher grade mineralization now covers an area approximately 30% larger than that included in the recent mid-year estimate, with the assays from roughly 25% of the 2008 drilling yet to be returned.  The Company anticipates that the Livengood Deposit will substantially expand following the planned winter drilling program (February, 2009 start-up), when the area north of MK-08-31 (summed intercepts 139.3m @ 1.79 g/t gold) and hole MK-RC-0070 (103.4 m @ 0.74g/t gold) is drilled.  Additionally, the excellent results in hole MK-RC-0094 (48.8m @ 1.67g/t gold and 33.5m @ 1.32g/t gold) highlight the potential to continue expanding the higher grades to the east by at least another 300 metres (Figure 1).

There is also considerable potential to expand the resource to the northeast, where all the holes drilled to date have encountered significant mineralization (Figure 1).  Surface geochemical results indicate that the current drill defined area is located within a much larger NE-SW trending area of anomalous gold.  This trend is largely unexplored and will be tested by future exploration programs.  Soil samples to the southwest of the Core Zone are particularly anomalous, indicating the ore zone could extend for several hundred meters in this direction.

Table 1

New Drill Result Highlights, Livengood Project, Alaska

Significant intercepts calculated using 0.25 g/t gold cut-off.

Hole ID	From (metre)	To (metre)	Length (metres)	Gold (g/t)
MK-RC-0056	117.35	128.02	10.67	1.48
	170.69	188.98	18.29	0.65

MK-RC-0059	182.88	199.64	16.76	0.66

MK-RC-0061	140.21	146.30	6.09	1.02
	225.55	245.36	19.81	0.76

MK-RC-0062	30.48	35.05	4.57	3.02
	56.39	57.91	1.52	17.95
	187.45	234.70	47.25	0.67
includes	205.74	225.55	19.81	1.09

MK-RC-0063	251.46	257.56	6.10	2.73
	262.13	263.65	1.52	0.27
	324.61	338.33	13.72	0.68

MK-RC-0064	170.69	332.23	161.54	1.32
includes	187.45	213.36	25.91	2.10
includes	231.65	243.84	12.19	1.75
	339.85	364.24	24.39	0.70

MK-RC-0065	170.69	185.93	15.24	0.78
	196.60	257.56	60.96	1.04

MK-RC-0066	170.69	265.18	94.49	0.60

MK-RC-0067	96.01	123.44	27.43	1.35
	170.69	201.17	30.48	0.64
	208.79	243.84	35.05	0.65
	288.04	301.75	13.71	0.85

MK-RC-0068	205.74	288.04	82.30	0.84
includes	213.36	237.74	24.38	1.35

MK-RC-0069	88.39	111.25	22.86	0.97
	132.59	144.78	12.19	1.24
	192.02	198.12	6.10	1.23
	202.69	256.03	53.34	1.01

MK-RC-0070	129.54	144.78	15.24	0.73
	176.78	280.42	103.64	0.74

MK-RC-0071	137.16	301.75	164.59	1.54
includes	153.92	222.50	68.58	2.36

MK-RC-0072	126.49	141.73	15.24	0.85
	146.30	175.26	28.96	0.79
	178.31	199.64	21.33	1.10
	208.79	260.60	51.81	0.99

MK-RC-0073	181.36	207.26	25.90	0.74
	213.36	239.27	25.91	0.57
	265.18	277.37	12.19	1.12
	292.61	332.23	39.62	0.83

MK-RC-0074	96.01	129.54	33.53	1.15

MK-RC-0077	far NW step out – no significant results

MK-RC-0081	123.44	163.07	39.63	0.83
includes	128.02	147.83	19.81	1.43
	170.69	214.88	44.19	1.08
	219.46	239.27	19.81	0.75

MK-RC-0082	22.86	32.00	9.14	5.00
	131.06	179.83	48.77	1.14
	198.12	217.93	19.81	2.27
	243.84	291.08	47.24	0.68

MK-RC-0086		Lost hole at 36 metres

MK-RC-0094	132.59	181.36	48.77	1.67
	192.02	225.55	33.53	1.32
	283.46	329.18	45.72	0.67

MK-08-31	80.77	108.06	27.29	4.83
includes	86.87	101.83	14.96	7.96
	184.71	190.81	6.10	4.66
	195.58	199.95	4.37	1.79
	271.73	277.36	5.63	1.85
	310.38	350.42	40.04	0.99
includes	316.56	327.36	10.80	1.78

MK-08-32	147.22	148.96	1.74	36.80
	213.55	247.35	33.80	0.93
	250.70	259.08	8.38	0.82

Figure 1: Plan map showing distribution of ITH drilling and status of assaying as at 13 November 2008.  New assays have continued to expand the higher grade Core Zone.  The four new holes that have continuous intercepts of greater than 50 meters with grades in excess of 1g/t gold are labelled.

Figure 2: Section 428925 illustrating the general geology of the Livengood deposit and distribution of gold mineralization.  Histogram on the right side of the drill traces reflects the arsenic content, which has a high correlation to gold (note the pending holes).

The 2008 drilling program is now completed and the Company has begun the process of winterizing the project for a February 2009 start-up.  The year-end NI 43-101 resource modeling analysis will begin when assays for all the outstanding holes are returned, and should be available by late February 2009.  An updated exploration model will be completed to assess other new deposit potential on this large 44 square kilometre property.  The Company plans to have a two phase drill program in 2009, including a 7,000 meter winter program and a minimum 10,000 meter summer program, that will focus on expansions of the known deposit and testing new high priority targets within this rapidly expanding pre-eminent gold system.

Qualified Person

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent, as he is the President and CEO of ITH and holds common shares and incentive stock options.

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Company, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

About International Tower Hill Mines Ltd.

International Tower Hill Mines Ltd. is a resource exploration company, focused in Alaska and Nevada, which controls a number of exploration projects representing a spectrum of early stage to advanced gold and base metal discoveries.  The Company’s 100% owned Livengood deposit is an advanced bulk tonnage resource expansion project that is the current focus of its Alaskan program.  ITH is committed to building shareholder value through new discoveries while maintaining a majority interest in its holdings, thereby giving its shareholders the maximum value for their investment.

On behalf of
INTERNATIONAL TOWER HILL MINES LTD.

(signed) Jeffrey A. Pontius

Jeffrey A. Pontius,
President and Chief Executive Officer

Contact Information:

Quentin Mai, Vice-President - Corporate Communications

E-mail: qmai@internationaltowerhill.com

Phone: 1-888-770-7488 (toll free) or (604)683-6332 / Fax: (604) 408-7499

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the contents of this press release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the anticipated preparation and timing of an updated 43-101 resource estimate at Livengood, the potential for a significant expansion of the estimated Livengood resources, business and financing plans and business trends.  Information concerning mineral resource estimates also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, should and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Company to obtain assay results in a timely manner due to laboratory workload, the Company’s inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, including those detailed above, and other risks identified in the Company’s most recent Management Discussion and Analysis and Form 20F annual report.  All of the Company's Canadian public disclosure filings may be accessed via www.sedar.com and its US disclosure filings at www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release and other information released by the Company uses the terms “resources”, “inferred resources” and “indicated resources”.  United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them.  Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.  Mineral resources that are not mineral reserves do not have demonstrated economic viability.  United States investors are cautioned not to assume that all or any part of inferred or indicated resources will ever be converted into reserves.  Inferred resources, in particular, have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically.  It cannot be assumed that all or any part of the inferred or indicated resources will ever be upgraded to reserves.  Therefore, United States investors are also cautioned not to assume that all or any part of the inferred or indicated resources exist, or that they can be mined legally or economically.

National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all resource estimates contained in this press release have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.  United States shareholders are cautioned that the requirements and terminology of NI 43-101 and the CIM Standards differ significantly from the requirements and terminology of the SEC set forth Industry Guide 7.  Accordingly, the Company’s disclosures regarding mineralization may not be comparable to similar information disclosed by companies subject to the SEC’s Industry Guide 7.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.